CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Fund's Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment Number 57 to the Registration Statement (Form N-1A, No. 2-85229) of our report dated December 8, 2006, on the financial statements and financial highlights of Lehman Brothers National Municipal Money Fund (formerly, National Municipal Money Fund) (one of the series of Lehman Brothers Income Funds (formerly, Neuberger Berman Income Funds)), included in the October 31, 2006 Annual Report to Shareholders of Lehman Brothers Income Funds.




                                        /s/ ERNST & YOUNG LLP


Boston, Massachusetts
September 6, 2007